                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                (Amendment No. 1)

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      November 12, 1998 (September 15, 1998)
          -------------------------------------------------------------
                Date of report (Date of earliest event reported)


                               Hexcel Corporation
        -----------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                           1-8472                  94-1109521
-----------------             -------------------------   ----------------------
   (State of                    (Commission File No.)         (IRS Employer
 Incorporation)                                             Identification No.)

                               Two Stamford Plaza
                              281 Tresser Boulevard
                        Stamford, Connecticut 06901-3238
--------------------------------------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)



                                 (203) 969-0666
       --------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Paragraph (a) of Item 7 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 1998 is hereby amended to read in it's entirety as set forth below.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)     FINANCIAL STATEMENTS OF CLARK-SCHWEBEL HOLDINGS, INC.

                 On September 15, 1998, the Company acquired certain assets and operating liabilities from Clark-Schwebel, Inc. and its subsidiaries ("C-S"). The following audited historical financial statements of C-S are provided in Annex A hereto:

                         Report of Independent Public Accountants

                         Independent Auditors' Report

                         Consolidated Balance Sheets as of December 28, 1996 and January 3, 1998

                         Consolidated Statements of Income for the years ended January 3, 1998, December 28, 1996 and December 30, 1995

                         Consolidated Statements of Cash Flows for the years ended January 3, 1998, December 28, 1996 and December 30, 1995

                         Notes to Consolidated Financial Statements

                 The following unaudited historical financial statements of C-S are provided in Annex B hereto:

                         Consolidated Balance Sheets as of January 3, 1998 and July 4, 1998

                         Consolidated Statements of Income for the Three and Six months ended July 4, 1998 and June 28, 1997

                         Consolidated Statements of Stockholders' Equity and Comprehensive Income as of January 3, 1998 and July 4, 1998

                         Consolidated Statements of Cash Flows for the Six Months ended July 4, 1998 and June 28, 1997

                         Notes to Condensed and Consolidated Financial
                         Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION
  (Registrant)



     November 11, 1998                               /s/ Wayne C. Pensky
          (Date)
                                                 ------------------------------
                                                        Wayne C. Pensky,
                                                    Corporate Controller and
                                                    Chief Accounting Officer

                                     ANNEX A





REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Clark-Schwebel Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Clark-Schwebel Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 8, 1996, and January 3, 1998, and the related consolidated statements of income and cash flows for each of the two periods in the year ending December 28, 1996, and the fiscal year ending January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark-Schwebel Holdings, Inc. and subsidiaries as of December 28, 1996, and January 3, 1998, and the results of their operations and their cash flows for each of the two periods in the year ended December 28, 1996, and the fiscal year ending January 3, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Columbia, South Carolina
  February 12, 1998 (except with respect to the matter discussed in Note 17 as to which the date is September 15, 1998)

INDEPENDENT AUDITORS' REPORT



We have audited the accompanying statements of income and cash flows of Fort Mill A Inc. (the "Predecessor") (a wholly owned subsidiary of Springs Industries, Inc.) for the fiscal year ended December 30, 1995. These financial statements are the responsibility of the Predecessor's management, our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Fort Mill A Inc. for the fiscal year ended December 30, 1995 in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 9, 1996
(February 24, 1996 as to Note 2)

                          CLARK-SCHWEBEL HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                      DECEMBER 28, 1996 AND JANUARY 3, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                    DECEMBER 28,         JANUARY 3,
                                                                                        1996                1998
                                                                                        ----                ----
ASSETS
CURRENT ASSETS:
        Cash and cash equivalents ........................................          $   4,064           $     147
        Accounts receivable, net .........................................             25,794              28,527
        Inventories, net .................................................             33,625              34,897
        Other ............................................................                592                 235
                                                                                     ----------          ----------
             Total current assets ........................................             64,075              63,806
                                                                                     ----------          ----------

PROPERTY, PLANT AND EQUIPMENT ............................................             67,936              72,133
    Accumulated depreciation .............................................             (5,841)            (12,540)
                                                                                     ----------          ----------
         Property, plant and equipment, net...............................             62,095              59,593
                                                                                     ----------          ----------

EQUITY INVESTMENTS .......................................................             63,426              65,411
GOODWILL .................................................................             44,333              43,205
OTHER ASSETS .............................................................              6,808               5,702
                                                                                     ----------          ----------
TOTAL ASSETS .............................................................          $ 240,737           $ 237,717
                                                                                     ----------          ----------
                                                                                     ----------          ----------

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
        Accounts payable .................................................          $  21,448           $  19,806
        Accrued liabilities ..............................................             15,330              16,706
        Deferred tax liabilities -- current ..............................              2,056               2,370
        Current maturities of long-term  debt ............................                 51                   0
                                                                                     ----------          ----------
            Total current liabilities ....................................             38,885              38,882
LONG-TERM DEBT ...........................................................            123,440             155,994
DEFERRED TAX LIABILITIES .................................................             21,458              20,575
LONG-TERM BENEFIT PLANS AND OTHER ........................................              7,121               4,139
COMMITMENTS AND CONTINGENCIES ............................................
                                                                                     ----------          ----------
TOTAL LIABILITIES ........................................................            190,904             219,590
                                                                                      ----------          ----------
EQUITY:
         Preferred stock (par value per share - $.01) - 12.5%
         participating, 10,000 shares authorized, 1,000 and 0 shares
         issued and outstanding, respectively ............................             35,000                   0
         Common stock (par  value per share - $.01) - 100,000
         shares  authorized, 9,000 shares issued and outstanding,
         less management loans of $822 and $0, respectively ..............              9,178               9,000
         Retained earnings ...............................................              7,005              13,664
         Cumulative translation adjustment ...............................             (1,350)             (4,537)
                                                                                     ----------          ----------
             Total equity ................................................             49,833              18,127
                                                                                     ----------          ----------
TOTAL LIABILITIES AND EQUITY .............................................          $ 240,737           $ 237,717
                                                                                     ----------          ----------
                                                                                     ----------          ----------

                 See notes to consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,                          DECEMBER 29,
                                                                                 1995 -           APRIL 18 -           1996 -
                                                                               APRIL 17,         DECEMBER 28,        JANUARY 3,
                                                             1995                1996                1996                1998
                                                        ----------           ---------          ----------          ----------
                                                                (PREDECESSOR BASIS)                     (SUCCESSOR BASIS)
Net sales .....................................          $ 231,306           $  68,911           $ 152,003           $ 240,204
Cost of goods sold ............................            191,978              54,958             118,605             184,901
                                                        ----------           ---------          ----------          ----------
Gross profit ..................................             39,328              13,953              33,398              55,303
Selling, general and adminstrative
    expenses ..................................             17,750               4,812              10,418              15,987
                                                        ----------           ---------          ----------          ----------
    Operating income ..........................             21,578               9,141              22,980              39,316

Other income (expense):
    Interest expense ..........................               (401)               (148)            (10,061)            (15,176)
    Other, net ................................                 12                  (5)                 50                  35
                                                        ----------           ---------          ----------          ----------
Income  before income taxes ...................             21,189               8,988              12,969              24,175
Provision  for  income  tax ...................             (8,444)             (3,595)             (5,460)             (9,657)
Income from equity  investees,  net ...........              2,553               1,174               2,633               3,997
                                                        ----------           ---------          ----------          ----------
Income from continuing operations .............             15,298               6,567              10,142              18,515
Discontinued operations:
    Income from discontinued operations, net ..                111                   0                   0                   0
                                                        ----------           ---------          ----------          ----------
Net income ....................................          $  15,409           $   6,567              10,142              18,515
                                                        ----------           ---------
                                                        ----------           ---------
Accrued dividends on preferred stock ..........                                                     (3,137)             (2,856)
                                                                                                 ----------          ----------
    Net income applicable to common shares ....                                                  $   7,005           $  15,659
                                                                                                 ----------           ---------
                                                                                                 ----------           ---------


                 See notes to consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,                          DECEMBER 29,
                                                                                    1995 -           APRIL 18 -          1996 -
                                                                                  APRIL 17,         DECEMBER 28,         JANUARY 3,
                                                                1995                 1996              1996                1998
                                                           --------------     ----------------  -----------------     -------------
                                                                   (PREDECESSOR BASIS)                     (SUCCESSOR BASIS)
OPERATING ACTIVITIES:
    Net income ....................................          $  15,409           $   6,567           $  10,142           $  18,515
    Adjustments to reconcile net income to net
    cash provided by operating activities:
         Depreciation and amortization of goodwill
         and unearned revenue .....................             11,128               3,526               6,683               9,385
         Amortization of deferred financing cost ..                  0                   0                 601               1,106
         Deferred tax provision ...................                176               1,404              (1,128)             (1,369)
         Income from  equity  investments, net ...              (2,553)             (1,174)             (2,633)             (3,997)
         Income from discontinued operations,
         net ......................................               (111)                  0                   0                   0
         Loss on sale of equipment ................                  0                   0                   0                  42
         Changes in assets and liabilities,
         net of the effects of the purchase
         of the company:
            Accounts receivable ...................             (8,244)              1,832               3,811              (2,733)
            Inventories ...........................             (2,931)             (2,883)              3,323              (1,272)
            Prepaid expenses and other ............              1,465                (187)              1,399                 890
            Accounts payable ......................              3,181                (697)             14,011              (1,642)
            Accrued liabilities ...................                367                (289)              5,076               2,377
            Other .................................                124                (131)               (455)                342
                                                            -----------         -----------         -----------         -----------
             Net cash provided by operating
             activities ...........................             18,011               7,968              40,830              21,644
                                                            -----------         -----------         -----------         -----------
INVESTING ACTIVITIES:
    Purchases of equipment and other assets .......             (8,429)             (1,603)             (2,035)            (11,019)
    Proceeds from sale of assets ..................                 42                   0                   0               1,511
    Payment for purchase of company ...............                  0                   0            (192,895)                  0
                                                            -----------         -----------         -----------         -----------
             Net cash used in investing
             activities ...........................             (8,387)             (1,603)           (194,930)             (9,508)
                                                            -----------         -----------         -----------         -----------
FINANCING ACTIVITIES:
    Investment by Springs .........................             (8,982)            (10,955)                  0                   0
    Transfer of assets retained by Springs ........                  0               4,461                   0                   0
    Proceeds from issuance of stock ...............                  0                   0              45,000                   0
    Payment of acquisition fees, net ..............                  0                   0             (10,128)                  0
    Loans to management investors .................                  0                   0                (822)                  0
    Proceeds from long-term borrowings ............                  0                   0             160,000              45,994
    Principal payments under long-term debt and
    capital lease obligations .....................                (87)                (29)            (36,616)            (13,491)
    Redemption of preferred stock, net ............                  0                   0                   0             (50,172)
    Dividends received from ASCO ..................                  0                   0                 304               1,616
                                                            -----------         -----------         -----------         -----------
             Net cash provided by (used in)
             financing activities .................             (9,069)             (6,523)            157,738             (16,053)
                                                            -----------         -----------         -----------         -----------
NET CHANGE IN CASH ................................                555                (158)              3,638              (3,917)
CASH, BEGINNING OF PERIOD/YEAR ....................                 29                 584                 426               4,064
                                                            -----------         -----------         -----------         -----------
CASH, END OF PERIOD/YEAR ..........................          $     584           $     426           $   4,064           $     147
                                                            -----------         -----------         -----------         -----------
                                                            -----------         -----------         -----------         -----------
CASH PAID FOR INTEREST ............................          $     401           $     120           $   7,081           $  12,263
                                                            -----------         -----------         -----------         -----------
                                                            -----------         -----------         -----------         -----------
CASH PAID FOR TAXES ...............................          $       0           $       0           $   7,546           $  10,488
                                                            -----------         -----------         -----------         -----------
                                                            -----------         -----------         -----------         -----------

                 See notes to consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.   BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the assets, liabilities and results of operations of Clark-Schwebel Holdings, Inc. the successor company ("Company"), following the change in ownership (See Note 2), for the following periods: as of and for the period ended January 3, 1998, and as of December 28, 1996 and for the period from April 18, 1996 to December 28, 1996. The Company's primary asset is the capital stock of Clark-Schwebel, Inc. its operating company. The statements also include the assets, liabilities, and results of operations as of and for the period ended December 30, 1995, and for the period from December 31, 1995 to April 17, 1996 of Fort Mill A Inc., the predecessor company ("Predecessor Company"), prior to the change in ownership. The statements of the Predecessor Company include certain liabilities and expenses that historically were accounted for only at the Springs Industries, Inc. ("Springs") - parent company level. The financial statements of the Predecessor Company and Successor Company are not comparable in certain respects due to differences between the costs bases of certain assets and liabilities and the impact of interest expense on the Successor Company (see Note 2).

     SUMMARIZED FINANCIAL INFORMATION---The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The 1996 balance sheet information is as of December 28, 1996 and the 1996 income statement information is for the period from April 18, 1996 through December 28, 1996. The 1997 balance sheet information is as of January 3, 1998 and the 1997 income statement information is for the period from December 29, 1996 to January 3, 1998.

                                                    1996              1997
                                                -----------       -----------
Current assets ...........................          $ 64,038          $ 63,806
Noncurrent assets ........................           176,662           173,911
                                               --------------    --------------
Total assets .............................          $240,700          $237,717
                                               --------------    --------------
                                               --------------    --------------
Current liabilities ......................          $ 38,885          $ 36,706
Noncurrent liabilities ...................           148,878           135,097
Equity ...................................            52,937            65,914
                                               --------------    --------------
Total liabilities and equity .............          $240,700          $237,717
                                               --------------    --------------
                                               --------------    --------------
Net sales ................................          $152,003          $240,204
Gross profit .............................            33,398            55,303
Income from continuing operations ........            10,135            19,816
Net income ...............................          $ 10,135          $ 19,816
                                               --------------    --------------
                                               --------------    --------------
Dividends to Clark-Schwebel Holdings, Inc.          $      0          $  5,000
                                               --------------    --------------
                                               --------------    --------------

     All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of a third party lender. The amount of unrestricted net assets at January 3, 1998 is $62,257, which represents the book value of the foreign equity investments ($61,254) and distributions received in the form of cash from the foreign equity investments ($1,003).

     OPERATIONS---The Company consists primarily of the operations, assets, and liabilities of manufacturing facilities located in Anderson, SC, Statesville, NC, Cleveland, GA, and Washington, GA, which produce woven fiber glass and aramid fabrics. The Company's products are used in electronic circuit boards, coated and laminated composites, aircraft construction and protective apparel such as anti-ballistic vests and helmets.

2.   PURCHASE TRANSACTION

     On February 24, 1996, the Company, Springs and affiliates of Vestar Equity Partners, L.P. (Vestar), entered into an Agreement and Plan of Merger (Agreement) whereby affiliates of Vestar would acquire the Company. Pursuant to the Agreement, on April 17, 1996 (Closing Date), Vestar/CS Holding Company, LLC (Vestar/CS) purchased all of the issued and outstanding capital stock of Fort Mill A Inc. from Springs for approximately $192,895. The sources of cash for this purchase included $110,000 of senior notes, an equity contribution of $45,000 and bank debt. On the day following the Closing Date, Vestar/CS had an 82% common equity interest and management investors had an 18% common equity interest in the Company.

     Under the Agreement, Springs agreed to (i) assume responsibility for repayment of the Industrial Revenue Bonds payable in 2010 and related accrued interest, (ii) pay $959 in certain accrued employee benefits, (iii) provide indemnification for certain environmental, tax and other matters (including the environmental matter described in Note 14 for which $175 was accrued at December 30, 1995), (iv) retain the accounts receivable from one customer (which totaled $2,782 as of December 30, 1995) and related $1,400 reserve, and (v) retain the $99 accrued obligation related to the Company's Long-Term Disability Plan. At the Closing Date, all payable and receivable accounts between the Company and Springs were canceled.

     The acquisition was accounted for as a purchase business combination. The adjustment to net assets represents the step-up to fair value of the net assets acquired as follows:

    Purchase price ..................................................          $ 192,895
    Nonfinancing portion of fees and expenses .......................              2,780
                                                                             -----------
    Total purchase price ............................................            195,675
    Less fair value of net assets acquired ..........................           (150,547)
                                                                             -----------
    Excess of purchase price over fair value of net assets acquired..          $  45,128
                                                                             -----------
                                                                             -----------

     The fair values of Clark-Schwebel, Inc.'s assets and liabilities at the date of acquisition are presented below:

       Current  assets ...............................................          $  68,410
       Property, plant and equipment .................................             66,391
       Equity investments ............................................             62,314
       Current liabilities ...........................................            (20,282)
       Other liabilities .............................................            (26,286)
                                                                                -----------
       Net assets acquired ...........................................          $ 150,547
                                                                                -----------
                                                                                -----------

     Following the acquisition, the purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. This resulted in a step-up in the basis of inventory of $5,274 and property, plant and equipment of $15,000. The excess of the purchase price over the fair value of net assets acquired of $45,128 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years.

     Additional agreements include Transition Agreements for specified periods in which Springs would be compensated for certain services provided to the Company, and a Management Agreement that specifies services to be provided to the Company by Vestar.

     In accordance with agreements related to the change of ownership transaction, certain assets totaling $4,461 were transferred to Springs in the first quarter of 1996. This balance has been separately disclosed on the face of the accompanying 1996 statements of cash flows.

3.   PREFERRED STOCK REDEMPTION AND ISSUANCE OF SENIOR DEBENTURES

     On July 14, 1997, the Company amended the terms of its outstanding participating preferred stock (the "Preferred Stock") by amending and restating its certificate of incorporation (the "Certificate") to allow the Company to redeem such Preferred Stock. On August 14, 1997 the Company issued $46.0 million in 12.5% Senior Debentures due 2007 (the "Senior Debentures") and paid $5 million in cash in exchange for and redemption of the Preferred Stock. The $51.0 million redemption price was established as follows:

       Book value of Preferred Stock .................................   $35.0
       Accrued Preferred Stock dividends .............................     6.0
       Common equity component of Preferred Stock ....................    10.0
                                                                         -----
               Total .................................................   $51.0
                                                                         -----
                                                                         -----

     Vestar/CS-Holding paid $1.0 million for the common equity component of the Preferred Stock at the time of the Acquisition. The common equity component was purchased for $10.0 million on the redemption date.

     Vestar/CS-Holding sold the Preferred Stock on July 14, 1997 and simultaneously purchased 10% of the outstanding Common Stock of the Company from the management investors on a pro rata basis. Upon the consummation of that transaction, all of the Company's outstanding loans to management were repaid in full.

     The overall net impact of the Preferred Stock redemption and issuance of Senior Debentures was a reduction of equity by $44.2 million, an increase in debt by $46.0 million, a reduction of "long-term benefit plans and other" liabilities by $6.0 million, and a decrease in cash by $4.2 million.

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

     BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany amounts and transactions have been eliminated.

     FISCAL YEAR - The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. The fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 are referred to herein as 1995, 1996 and 1997, respectively. The 1995 and 1996 fiscal years each consisted of 52 weeks, while the 1997 fiscal year consisted of 53 weeks. Due to the purchase transaction on April 17, 1996, the 52 week fiscal year in 1996 is comprised of the operations of the Predecessor Company and the Successor Company.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

     REVENUE RECOGNITION - Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

     ACCOUNTS RECEIVABLE - The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The reserve for doubtful accounts was $853 at December 28, 1996 and $1,100 at January 3, 1998. The provision for uncollectible amounts was $1,842, ($84), $160 and $189 for fiscal 1995, 1996 (Predecessor), 1996 (Successor) and 1997 (Successor), respectively. Net write-offs (recoveries) were $349, ($6), ($38) and ($58), respectively, for the same periods.

     INVENTORIES - Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories.

     PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:


       Land improvements .................................      10 to 20 years
       Buildings and improvements ........................      20 to 40 years
       Machinery and equipment ...........................       3 to 11 years

     EQUITY INVESTMENTS -The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

     FOREIGN CURRENCY - The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

     POSTRETIREMENT BENEFITS - Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS") No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

     INCOME TAXES - Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

     CERTAIN COMPENSATION PLANS - Certain key employees of the Company were granted stock options and certain types of deferred compensation related to Springs common stock under Springs' executive plans. Compensation expense allocated from Springs for these grants for 1995, 1996 (Predecessor), 1996 Successor) and 1997 (Successor) was approximately $145, $418, $0 and $0, respectively.

     NEW ACCOUNTING STANDARD - During 1997, the FASB issued SFAS No. 130, "Comprehensive Income", that is not effective until 1998. SFAS No. 130 applies to the Company and will be adopted in the first quarter of 1998. Comprehensive income is defined as essentially all changes in shareholders' equity exclusive of transactions with owners, such as translation adjustments on investments in foreign subsidiaries. Comprehensive income includes net income (loss) plus changes in certain assets and liabilities that are reported directly in equity, referred to as "Other Comprehensive Income." The adoption of SFAS No. 130 is not expected to have a material impact on the consolidated financial statements of the Company.

5.   LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                               1996          1997
                                                                           ---------      ---------
       Senior Notes, payable in 2006, interest at 10.5% .........          $ 110,000      $ 110,000
       Senior Debentures, payable in 2007, interest at 12.5% ....                  0         45,994
       Term Loan payable in quarterly installments; paid
           in July 1997 .........................................             13,440              0
       Revolving Credit Agreement, due 2002, interest at variable
           rates ................................................                  0              0
       Capitalized lease obligation payable in equal monthly
           Installments of $7, through June 1997 ................                 51              0
                                                                           ---------      ---------
       Total ....................................................            123,491        155,994
       Less current maturities ..................................                (51)             0
                                                                           ---------      ---------
       Long-term debt ...........................................          $ 123,440      $ 155,994
                                                                           ---------      ---------
                                                                           ---------      ---------

     The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable. Management estimates that the fair value of the Senior Notes is $120,450 at January 3, 1998, based on the estimated market trading price for the Senior Notes as of January 3, 1998.

     The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. Under the terms of the indenture, Clark-Schwebel, Inc., the operating company, must maintain a minimum fixed charge coverage ratio in order to pay dividends. At January 3, 1998, the indenture allowed the operating company to pay $8,700 in dividends to the Company. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. Management estimates that the fair value of the Senior Debentures is $49,214 at January 3, 1998, based on the estimated market trading price for the Senior Debentures as of January 3, 1998.

     On July 14, 1997, the Company prepaid all of its outstanding indebtedness under the Term Loan and amended the Credit Agreement to provide, among other things, that the Company may, subject to certain conditions, pay up to $5,000 in cash and issue Senior Debentures in a redemption of the Preferred Stock, and make semi-annual interest payments in cash on the Senior Debentures. The Revolving Credit Facility under the Credit Agreement was also amended to increase the aggregate amount of commitments thereunder to $65,000.

     The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility which was $65,000 at January 3, 1998.

     The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At January 3, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other debt is incurred at the Clark-Schwebel, Inc., operating company level. Substantially all of the assets of Clark-Schwebel, Inc., the operating company, are subject to liens in favor of the Revolving Credit Facility lenders.

     No principal payments are required on any long-term debt in the next five years due to the payment of the term loan in July 1997.

6. INVENTORIES

     Inventories consisted of the following:

                                                                             1996              1997
                                                                          --------           --------
       Finished goods ..........................................          $ 10,256           $ 12,301
       Raw material and supplies ...............................             9,254              8,854
       In process ..............................................            15,215             15,317
                                                                          --------           --------
       Total at standard cost  (which approximates average cost)            34,725             36,472
       Less LIFO reserve .......................................            (1,100)            (1,575)
                                                                          --------           --------
       Inventories, net ........................................          $ 33,625           $ 34,897
                                                                          --------           --------
                                                                          --------           --------

7.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                             1996              1997
                                                                          --------           --------
       Land ....................................................          $  1,875           $  1,875
       Buildings and improvements ..............................            19,381             20,714
       Machinery and equipment .................................            43,113             47,061
       Construction in progress ................................             3,567              2,483
                                                                          --------           --------
       Total ...................................................            67,936             72,133
       Less accumulated depreciation ...........................            (5,841)           (12,540)
                                                                          --------           --------
       Property, plant and equipment, net ......................          $ 62,095           $ 59,593
                                                                          --------           --------
                                                                          --------           --------

8.   OTHER CURRENT LIABILITIES

     Accrued liabilities consisted of the following:

                                                                             1996              1997
                                                                          --------           --------
       Accrued retirement and incentive ........................          $  3,841           $  4,711
       Employee benefit accruals ...............................             3,017              2,935
       Accrued payroll .........................................             2,759              2,235
       Accrued interest ........................................             2,477              4,576
       Other accrued liabilities ...............................             2,235              2,249
       Unearned revenue ........................................             1,001                  0
                                                                          --------           --------
       Total accrued liabilities ...............................          $ 15,330           $ 16,706
                                                                          --------           --------
                                                                          --------           --------

9.   STOCKHOLDERS' EQUITY

     Changes in stockholders' equity on a successor basis for the periods of April 18, 1996 through December 28, 1996, and December 29, 1996 through January 3, 1998, respectively, consisted of the following (in thousands, except share amounts):

                                                   Preferred Stock         Common Stock                      Cumulative
                                                   ---------------         ------------        Retained      Translation
                                                   Shares     Amount     Shares    Amount      Earnings      Adjustment
                                                   ------     ------     ------    ------      --------      -----------
Preferred stock issued on April 17,1996..           1,000    $ 35,000
Common stock issued on April 17,1996 ....                                 9,000   $ 10,000
Management loans (see Note 16) ..........                                             (822)
Net income ..............................                                                      $ 10,142
Accrued preferred stock dividend ........                                                        (3,137)
Cumulative translation adjustment .......                                                                     ($1,350)
                                                  -------   ---------    ------   --------     --------      --------
Balance at December 28, 1996 ............           1,000    $ 35,000     9,000   $  9,178     $  7,005       ($1,350)
                                                  -------   ---------    ------   --------     --------      --------
                                                  -------   ---------    ------   --------     --------      --------

Repayment of management loans
    (See Notes 3 and 16) ................                                              822
Net income ..............................                                                        18,515
Accrued preferred stock dividend ........                                                        (2,856)
Redemption of preferred stock
    (see Note 3) ........................          (1,000)    (35,000)               (1,000)     (9,000)
Cummulative translation adjustment ......                                                                      (3,187)
                                                  -------   ---------    ------   --------     --------      --------
Balance at January 3, 1998 ..............               0    $      0     9,000   $  9,000     $ 13,664       ($4,537)
                                                  -------   ---------    ------   --------     --------      --------
                                                  -------   ---------    ------   --------     --------      --------

10.  EMPLOYEE BENEFIT PLANS

                   EMPLOYEES PROFIT SHARING/RETIREMENT PLANS

     Substantially all associates of the Company are covered by defined contribution plans. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The 1996 Successor Company plan operates substantially the same as the Springs plan. The Company makes contributions to a defined contribution Profit Sharing Plan annually based upon the profitability of the Company. The contribution is allocated to participant accounts based upon participant compensation. The amount of the Company contribution is subject to approval by the Board of Directors.

     In addition, associates are allowed to contribute a percentage of their compensation to a defined contribution plan and the Company will match a portion of their contribution. This plan, available to substantially all associates, contains a matched savings provision that permits pre-tax employee contributions. Participants can contribute from 1% to 12% of their compensation and receive a 50% matching employer contribution on up to 4% of the participant's contribution.

     Defined contribution plan expense for 1995, 1996 (Predecessor), and 1996 (Successor) and 1997 (Successor) was $1,810, $964, $1,655 and $3,116,
respectively.

                   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company participates in a defined benefit postretirement medical plan which covers substantially all salaried and nonsalaried employees. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The benefit cost and benefit obligation for these periods was allocated by Springs to the Predecessor Company. The 1996 Successor Company and 1997 plan operated identically to the Springs plan, but was a separate plan on a stand alone company basis. The plan provides medical coverage to age 65 for employees who retire at age 62 or later, have at least 25 years of service and participated in the plan prior to retirement. The plan is funded on a "pay-as-you-go" basis and is contributory, with retiree contributions adjusted periodically. Postretirement benefit cost consisted of the following components:

                               1995         1996          1996          1997
                              -----         ----         -----         -----
                                 (PREDECESSOR)              (SUCCESSOR)
       Service cost ........  $138          $ 41          $ 71          $127
       Interest cost .......   278            83           229           283
                              -----         ----         -----         -----
                              $416          $124          $300          $410
                              -----         ----         -----         -----
                              -----         ----         -----         -----


     Management believes that the 1995 and 1996 (Predecessor) allocated amounts are reasonable and approximate the amounts that would have resulted from a SFAS 106 calculation of postretirement benefit cost on a separate company basis. The 1996 Successor and 1997 amounts were determined on a stand alone company basis.

     The Company has assumed responsibility for the accrued benefits attributable to employees of the Company. Pursuant to the Agreement, the Company established employee benefit plans which are substantially similar to Springs' employee benefit plans.

     The following table sets forth the status of the Company's obligation under SFAS No. 106 at the end of 1996 and 1997:

                                                                             1996               1997
                                                                          --------           --------
       Accumulated postretirement benefit obligation ("APBO")
       Retirees ................................................          $  1,473           $  1,416
       Fully eligible active plan participants .................               393                261
       Other active participants ...............................             2,145              2,583
                                                                          --------           --------
       Accumulated postretirement benefit obligation ...........          $  4,011           $  4,260
       Unrecognized gain/(loss) ................................               (27)              (121)
                                                                          --------           --------
       Total recorded obligation ...............................          $  3,984           $  4,139
                                                                          --------           --------
                                                                          --------           --------

     The 1996 and 1997 balance sheets include a liability of $3,984 and $4,139, respectively, which is classified in "Long-Term Benefit Plans and Other."

     For measurement purposes, a 10.8% annual rate of increase in the per capita cost of covered health care benefits was assumed. This 10.8% rate is assumed to decrease gradually to 6.3% in the year 2006 and remain at that level thereafter. If the health care cost trend rate was increased by one percent, the APBO would increase by 12.6% and postretirement benefit cost would increase by approximately 14.6%. The discount rate used in determining the APBO at January 3, 1998 was 7.25%.

11.  INCOME TAXES

     The following tables present the components of the provision for income taxes, a reconciliation of the statutory U.S. income tax rate to the effective income tax rate, and the principal items of deferred income tax assets and liabilities at the end of 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor).

     Components of the total income tax provision were as follows:

                                                  1995             1996             1996             1997
                                                --------          ------           ------          -------
                                                     (PREDECESSOR)                       (SUCCESSOR)
Current federal ............................     $ 8,622          $ 3,739          $ 6,011          $ 9,906
Current state ..............................       1,297              563            1,096            1,955
                                                --------          -------          -------          -------
Total current ..............................       9,919            4,302            7,107           11,861
                                                --------          -------          -------          -------
Deferred federal ...........................         129               56              (18)             543
Deferred state .............................          47               20               (3)             107
                                                --------          -------          -------          -------
Total deferred .............................         176               76              (21)             650
                                                --------          -------          -------          -------
Total provision ............................     $10,095          $ 4,378          $ 7,086          $12,511
                                                --------          -------          -------          -------
                                                --------          -------          -------          -------

     The total provision is included in the statements of income as follows:

                                                   1995             1996            1996              1997
                                                 -------          ------           -------         --------
                                                      (PREDECESSOR)                    (SUCCESSOR)
Provision on income before income taxes.....     $ 8,444          $ 3,595          $ 5,460          $ 9,657
Income from equity investees................       1,582              783            1,626            2,854
Income of discontinued operations...........          69                0                0                0
                                                 -------          ------           -------         --------
Total provision ............................     $10,095          $ 4,378          $ 7,086          $12,511
                                                 -------          ------           -------         --------
                                                 -------          ------           -------         --------

     The difference between the federal statutory tax rate and the effective tax rate on income before income taxes was as follows:

                                                   1995             1996            1996              1997
                                                 -------          ------           -------         --------
                                                      (PREDECESSOR)                    (SUCCESSOR)
Provision at federal statutory tax rate.....        35.0%            35.0%            35.0%            35.0%
State income tax, net of federal tax effect.         3.4              3.4              4.2              4.2
Amortization of acquisition price not
      deductible for tax purposes ..........         0.7              0.7              2.1              1.6
Other ......................................         0.8              0.9             (0.2)            (0.5)
                                                 -------          ------           -------         --------
Effective tax rate .........................        39.9%            40.0%            41.1%            40.3%
                                                 -------          ------           -------         --------
                                                 -------          ------           -------         --------

     Temporary differences and the related balances of deferred tax assets and liabilities were as follows:

                                                          1996            1997
                                                        -------          -------
Employee benefit accruals ....................          $ 3,356          $ 2,865
Equity investments ...........................            2,376            3,519
Other items ..................................              419            1,176
                                                        -------          -------
Total deferred tax assets ....................            6,151            7,561
                                                        -------          -------
Property .....................................           11,920           11,114
Equity investments ...........................           12,551           13,339
Inventories ..................................            4,362            4,786
Other items ..................................              832            1,267
                                                        -------          -------
Total deferred tax liabilities................           29,665           30,506
                                                        -------          -------
Net deferred tax liabilities .................          $23,514          $22,945
                                                        -------          -------
                                                        -------          -------

12.  EQUITY INVESTMENTS

     CS-INTERGLAS AG ("INTERGLAS")---In March 1993, the Company contributed two European subsidiaries and $8.8 million to Interglas, a company which manufactures fiber glass, aramid and carbon fabrics, in exchange for a 24.9% common stock interest and convertible notes with a face value of 20 million Deutsche marks (the "Convertible Notes"). No gain or loss was recognized as a result of this exchange. The Company's common stock investment in Interglas had a carrying value of $14,282 and $13,107 at December 28, 1996 and January 3,1998, respectively.

     The Convertible Notes, which had a carrying value of $13,037 and $11,344 at December 28, 1996 and January 3, 1998, respectively, are convertible into common stock of Interglas. At the Company's option, conversion would result in the Company owning a total of 42% of the outstanding common stock of Interglas as of January 3, 1998. Interest on the Convertible Notes, which is included in income from equity investees, is at 8% through December 31, 1996 and 5% thereafter. Interest income in 1995, 1996 and 1997 was recognized on an accrual basis. If Convertible Notes are not converted, the principal balance plus outstanding interest becomes due on June 30, 2007.

     ASAHI-SCHWEBEL CO. LTD. ("ASCO")---On October 1, 1997, the Company purchased an additional 4.3% common equity interest in ASCO, which increased the Company's ownership percentage from 39.0% to 43.3%. ASCO, a company which manufactures fiber glass fabric, operates a facility in Japan and, in 1996, acquired a majority interest in a fiber glass manufacturer located in Taiwan. The Company's investment in ASCO had a carrying value of $32,586 and $36,803 at December 28, 1996 and January 3, 1998, respectively. The carrying value at January 3, 1998 exceeds 43.3% of ASCO's total equity by approximately $1.7 million, which is being amortized on a straight-line basis through 2008.

     CLARK-SCHWEBEL TECH-FAB COMPANY ("TECH-FAB")---The Company owns a 50% partnership interest in Tech-Fab, a joint venture which manufactures nonwoven fabrics using fiber glass and other synthetic materials. The Company's investment in Tech-Fab had a carrying value of $3,521 and $4,156 at December 28, 1996 and January 3, 1998, respectively.

     COMBINED SUMMARIZED FINANCIAL INFORMATION---The following table provides combined summarized balance sheet information for these investees as of December 28, 1996 and January 3, 1998:

                                                                     1996               1997
                                                                   --------           --------
Current assets ..........................................          $165,715           $178,573
Noncurrent assets .......................................           125,597            118,694
                                                                   --------           --------
Total assets ............................................          $291,312           $297,267
                                                                   --------           --------
                                                                   --------           --------
Current liabilities .....................................          $ 54,303           $ 64,879
Noncurrent liabilities ..................................            89,279             77,036
Minority interest .......................................             9,715             11,712
Redeemable equity instrument ............................            21,341             19,853
Equity ..................................................           116,675            123,787
                                                                   --------           --------
Total liabilities and equity ............................          $291,312           $297,267
                                                                   --------           --------
                                                                   --------           --------

     The following table provides combined summarized income statement information for these investees for the years ended December 30, 1995, December 28,1996, and January 3, 1998:

                            1995              1996              1997
                          --------          --------          --------
Net sales ...........     $328,145          $317,918          $328,122
Operating income ....       20,761            35,163            36,739
Net income ..........       13,207            16,643            17,783
                          --------          --------          --------
                          --------          --------          --------

13. MAJOR CUSTOMERS, CERTAIN CONCENTRATIONS, AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Sales to two customers exceeded 10% of net sales during fiscal 1995, 1996, and 1997. Sales to the two customers represented as a percentage of net sales 29.1% and 13.2% in 1995, 29.9% and 13.5% in 1996 (Predecessor), 29.1% and 14.1%
in 1996 (Successor), and 28.7% and 15.9% in 1997 (Successor), respectively. Accounts receivable due from these two customers as a percent of total accounts receivable was 38.0% and 19.8% at December 28, 1996 and 27.1% and 25.2% at January 3, 1998. Although the Company's exposure to credit risk could be affected by conditions or occurrences within these customers' industry, no indication of such adverse circumstances existed at January 3, 1998.

     The Company currently buys substantially all of its fiber glass yarn, an important component of its products, from two suppliers and substantially all of its aramid yarn from one supplier. There are a limited number of manufacturers of fiber glass yarn and aramid yarn.

     The Company's financial instruments include cash, short term investments, accounts receivable, Convertible Notes, accounts payable and long-term debt. Management estimates that the carrying value of such instruments approximates fair value, with the exception of the Senior Notes and Senior Debentures (see
Note 5).

14.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain machinery and equipment under noncancelable operating leases. Rent expense attributed to such leases was $384, $177, $314, and $563 in 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor), respectively.

     Future minimum payments under the non-cancelable operating leases as of January 3, 1998 were as follows:

       1998 ..........................................................          $     497
       1999 ..........................................................                360
       2000 ..........................................................                316
       2001 ..........................................................                258
       2002 ..........................................................                258
                                                                                ---------
                                                                                $   1,689
                                                                                ---------
                                                                                ---------

     Prior to the Closing Date of the Acquisition, the Company was involved in administrative proceedings under environmental laws and regulations, including proceedings under the Comprehensive Environmental Response, Compensation and Liability Act. On the closing date, Springs assumed all liabilities related to the costs associated with these environmental matters. There was no material provision for environmental matters in 1995, 1996 or 1997.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not materially affect the Company's financial position or results of operations.

15.  DISCONTINUED OPERATIONS

     In January 1996, the Company sold its equity investment in a company engaged in a separate line of business for an amount which approximated book value. The proceeds received were distributed to Springs. The equity earnings from this investment are included in Discontinued Operations in the Company's financial statements.

16.  RELATED PARTY TRANSACTIONS

     In connection with the Acquisition, certain members of management (the "Management Investors") made equity contributions to the Company pursuant to a Management Subscription Agreement which provided the terms under which the Management Investors could purchase shares in the Company. The Management Subscription Agreement set forth the share price, vesting provisions, disposition of shares upon termination of employment, and certain other rights of the Management Investors with respect to the shares.

     The Management Investors purchased $1.8 million, or 18%, of the common equity in the Company. Approximately $0.8 million of the purchase price was financed by the Company through a promissory note (the "Note") which carried an interest rate of 6.51% annually. As described in Note 3, the notes were paid in full during 1997 in connection with the Preferred Stock Redemption.

     The Management Investors have entered into a Securityholders Agreement with the Company and Vestar/CS Holding which contains certain agreements among such parties with respect to the capital stock and corporate governance of the Company. The Securityholders Agreement gives Vestar/CS Holding the right to appoint all members to the Board of Directors of the Company. Additionally, the Securityholders

     Agreement restricts the ability of Management Investors to transfer their equity interest except upon (A) the exercise of their tag along rights, which allows Management Investors to sell their equity interest when Vestar/CS Holding sells its equity interest in the Company; (B) a sale of the Company; (C) the exercise of certain put and call options under the Management Subscription Agreement; (D) a public sale of the Company's common stock.

     The Management Investors have entered into a Voting Trust Agreement with the Company and Vestar/CS Holding which requires Management Investors to vote all of their common stock as directed by Vestar/CS Holding for the approval of any of the following: amendment to the Company's Certificate of `Incorporation, merger, share exchange, combination or consolidation of the Company with any other person, the sale, lease or exchange of all or substantially all of the property and assets of the Company, or the reorganization, recapitalization, liquidation, or dissolution of the Company.

     Pursuant to a Management Advisory Agreement (the "Management Agreement"), Vestar Capital Partners will receive an annual fee and reimbursement of out-of-pocket expenses for management and financial consulting services provided to the Company. Such services include advising the Company on the establishment of effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Company. The management advisory fees to be paid per annum will equal the greater of (i) 1.0% of the consolidated earnings of the Company before interest, taxes, depreciation and amortization or (ii) $350. Expenses pursuant to the Management Agreement were approximately $485 in 1997 and $258 for the period from April 18, 1996 to December 28, 1996 (Successor Company).

     Upon consummation of the Acquisition, the Company paid to Vestar Capital Partners an investment banking fee of approximately $1.5 million plus out-of-pocket expenses for its services in structuring the transaction and providing financial advice in connection therewith. Additionally, a member of the Company's Board of Directors received a fee of approximately $600 for his consulting services in connection with the Acquisition.

17.  SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

     On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certain assets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488 million, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. (the "Company") to Hexcel for $453.6 million. Stamford will retain $50 million of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT SOLICITATIONS FOR NOTES AND DEBENTURES

As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

1. all $110,000,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1,000 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

2. all $45,994,000 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1,000 principal amount tendered is $1,067.50 plus accrued unpaid interest on the debentures, minus the consent payment described below.

Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

The Company offered to make consent payments of $25 per $1,000 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.

                                     ANNEX B

                          CLARK-SCHWEBEL HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        JANUARY 3, 1998 AND JULY 4, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            JANUARY 3,            JULY 4
                                                                               1998                 1998
                                                                               ----                 ----
                                                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
         Cash and cash equivalents ................................          $     147           $  14,175
         Accounts receivable, net .................................             28,527              22,153
         Inventories, net .........................................             34,897              35,799
         Other ....................................................                235                 615
                                                                            ----------          ----------
              Total current assets ................................             63,806              72,742
                                                                            ----------          ----------
PROPERTY, PLANT AND EQUIPMENT .....................................             72,133              74,565
     Accumulated depreciation .....................................            (12,540)            (16,623)
                                                                            ----------          ----------
         Property, plant and equipment, net .......................             59,593              57,942
                                                                            ----------          ----------
EQUITY INVESTMENTS ................................................             65,411              65,341
GOODWILL ..........................................................             43,205              42,641
OTHER ASSETS ......................................................              5,702               5,327
                                                                            ----------          ----------
TOTAL ASSETS ......................................................          $ 237,717           $ 243,993
                                                                            ----------          ----------
                                                                            ----------          ----------
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
         Accounts payable .........................................          $  19,806             $22,994
         Accrued liabilities ......................................             16,706              15,261
         Deferred tax liabilities -- current ......................              2,370               2,370
                                                                            ----------          ----------
              Total current liabilities ...........................             38,882              40,625
                                                                            ----------          ----------
LONG-TERM DEBT ....................................................            155,994             155,994
DEFERRED TAX LIABILITIES ..........................................             20,575              19,578
LONG-TERM BENEFIT PLANS AND OTHER .................................              4,139               4,139
COMMITMENTS AND CONTINGENCIES .....................................
                                                                            ----------          ----------
TOTAL LIABILITIES .................................................            219,590             220,336
                                                                            ----------          ----------
EQUITY:
         Common stock (par value per share - $.01) - 100,000 shares
           authorized, 9,000 shares issued and outstanding ........              9,000               9,000
         Retained earnings ........................................             13,664              22,310
         Cumulative translation adjustment ........................             (4,537)             (7,653)
                                                                            ----------          ----------
              Total equity ........................................             18,127              23,657
                                                                            ----------          ----------
TOTAL LIABILITIES AND EQUITY ......................................          $ 237,717           $ 243,993
                                                                            ----------          ----------
                                                                            ----------          ----------


         See notes to condensed and consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                       (UNAUDITED - DOLLARS IN THOUSANDS)

                                                    THREE MONTHS ENDING                    SIX MONTHS ENDING
                                                JUNE 28,            JULY 4,             JUNE 28,            JULY 4,
                                                  1997               1998                1997                1998
                                             ----------          ----------           ---------          ----------
Net sales ..........................          $  61,061           $  51,246           $ 123,299           $ 111,664
Cost of goods sold .................             47,217              39,331              95,851              84,546
                                             ----------          ----------           ---------          ----------
Gross profit .......................             13,844              11,915              27,448              27,118
Selling, general and administrative
    expenses .......................              3,825               3,593               7,727               8,016
                                             ----------          ----------           ---------          ----------
    Operating income ...............             10,019               8,322              19,721              19,102
Other income  (expense):
    Interest expense ...............             (3,147)             (4,377)             (6,427)             (8,885)
    Other, net .....................                 (3)                  0                  (3)                 (2)
                                             ----------          ----------           ---------          ----------
Income before income taxes .........              6,869               3,945              13,291              10,215
Provision for income tax ...........             (2,824)             (1,540)             (5,475)             (4,090)
Income from equity investees, net ..                944               1,450               1,582               2,521
                                             ----------          ----------           ---------          ----------
Net income .........................              4,989               3,855               9,398               8,646
Accrued dividends on preferred stock             (1,225)                  0              (2,416)                  0
                                             ----------          ----------           ---------          ----------
    Net income applicable to common
    shares .........................          $   3,764           $   3,855           $   6,982           $   8,646
                                             ----------          ----------           ---------          ----------
                                             ----------          ----------           ---------          ----------


         See notes to condensed and consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   CUMULATIVE
                                               PREFERRED STOCK        COMMON STOCK     RETAINED    TRANSLATION        COMPREHENSIVE
                                              SHARES     AMOUNT     SHARES   AMOUNT   EARNINGS     ADJUSTMENT   TOTAL     INCOME
Balance at December 28, 1996                   1,000    $ 35,000    9,000  $  9,178   $  7,005     $ (1,350)  $ 49,833   $  8,792
Repayment of management loans                                                   822                                822
Net income                                                                              18,515                  18,515     18,515
Accrued preferred stock dividend                                                        (2,856)                 (2,856)
Redemption of preferred stock                 (1,000)    (35,000)            (1,000)    (9,000)                (45,000)
Cumulative translation adjustment                                                                    (3,187)    (3,187)    (3,187)
                                              ------    --------    -----  --------   --------     --------   --------   --------
Balance at January 3, 1998                         0    $      0    9,000  $  9,000   $ 13,664     $ (4,537)  $ 18,127   $ 24,120
                                              ------    --------    -----  --------   --------     --------   --------   --------
                                              ------    --------    -----  --------   --------     --------   --------   --------

Net income (Unaudited)                                                                   4,791                   4,791      4,791
Cumulative translation adjustment (Unaudited)                                                        (2,175)    (2,175)    (2,175)
                                              ------    --------    -----  --------   --------     --------   --------   --------
Balance at April 4, 1998 (Unaudited)               0    $      0    9,000  $  9,000   $ 18,455     $ (6,712)  $ 20,743   $ 26,736
                                              ------    --------    -----  --------   --------     --------   --------   --------
                                              ------    --------    -----  --------   --------     --------   --------   --------
Net Income (Unaudited)                                                                   3,855                   3,855      3,855
Cumulative translation adjustment (Unaudited)                                                          (941)      (941)      (941)
                                              ------    --------    -----  --------   --------     --------   --------   --------
Balance at July 4, 1998 (Unaudited)                0    $      0    9,000  $  9,000   $ 22,310     $ (7,653)  $ 23,657   $ 29,650
                                              ------    --------    -----  --------   --------     --------   --------   --------
                                              ------    --------    -----  --------   --------     --------   --------   --------

         See notes to condensed and consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (UNAUDITED - DOLLARS IN THOUSANDS)

                                                            SIX MONTHS ENDING
                                                           JUNE 28,     JULY 4,
                                                             1997        1998
                                                           --------   ---------
OPERATING ACTIVITIES:
     Net income ........................................   $  9,398    $  8,646
     Adjustments to reconcile net income to net cash
     provided by operating activities:

        Depreciation and amortization of goodwill
          and unearned revenue .........................      4,562       4,906
        Amortization of deferred financing cost ........        417         404
        Deferred tax provision .........................       (595)       (676)
        Income from equity investments, net ............     (1,540)     (2,521)
        Loss on sale of equipment ......................         11           7
        Changes in assets and liabilities, net of the
          effects of the purchase of the company:
             Accounts receivable .......................       (557)      6,374
             Inventories ...............................     (4,130)       (902)
             Prepaid expenses and other ................         98        (320)
             Accounts payable ..........................      7,525       3,188
             Accrued liabilities .......................       (570)     (1,445)
        Other ..........................................         (6)         (1)
                                                           --------   ---------
               Net cash provided by operating activities     14,613      17,660
                                                           --------   ---------
INVESTING ACTIVITIES:
     Purchases of equipment ............................     (3,541)     (2,723)
     Proceeds from sale of equipment ...................      1,494          25
     Additional investment in CS-Interglas .............          0      (2,643)
                                                           --------   ---------
               Net cash used in investing activities ...     (2,047)     (5,341)
                                                           --------   ---------
FINANCING ACTIVITIES:
     Principal payments under long-term debt and
        capital lease obligations ......................     (2,301)          0
     Proceeds from repayment of loans to management
        Investor .......................................         23           0
     Dividends received from ASCO ......................          0       1,709
                                                           --------   ---------
               Net cash (used in) provided by
               financing activities ....................     (2,278)      1,709
                                                           --------   ---------
NET CHANGE IN CASH .....................................     10,288      14,028
CASH, BEGINNING OF PERIOD ..............................      4,064         147
                                                           --------   ---------
CASH, END OF PERIOD ....................................   $ 14,352    $ 14,175
                                                           --------   ---------
                                                           --------   ---------
CASH PAID FOR INTEREST .................................   $  6,030    $  8,269
                                                           --------   ---------
                                                           --------   ---------
CASH PAID FOR TAXES ....................................   $  6,372    $  4,914
                                                           --------   ---------
                                                           --------   ---------

Noncash Transaction: The company accrued dividends on preferred stock of $2,416 for the period of December 29, 1996 - June 28, 1997.

        See notes to condensed and consolidated financial statements.

                          CLARK-SCHWEBEL HOLDINGS, INC.
            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.   BASIS  OF  PRESENTATION

     The accompanying consolidated financial statements include the assets, liabilities and results of operations as of July 4, 1998 and for the period from January 4, 1998 to July 4, 1998 of Clark-Schwebel Holdings, Inc. The Company's primary asset is all of the capital stock of Clark-Schwebel, Inc., its operating company. The statements also include the assets and liabilities of the Company as of January 3, 1998, and the Company's results of operations for the period from December 29, 1996 to June 28, 1997.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. The balance sheet at January 3, 1998 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for interim periods are not necessarily indicative of results for the entire year. For further information, refer to the Company's consolidated financial statements and footnotes for the year ended January 3, 1998 included in the Company's Form 10-K for the year then ended.

     SUMMARIZED FINANCIAL INFORMATION---The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand-alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The balance sheet information is as of July 4, 1998 and the income statement information is for the six months ended July 4, 1998.

                                                                     1998
                                                                   --------
Current assets ................................                    $ 72,742
Noncurrent assets .............................                     171,251
                                                                   --------
Total assets ..................................                    $243,993
                                                                   --------
                                                                   --------
Current liabilities ...........................                    $ 37,986
Noncurrent liabilities ........................                     135,189
Equity ........................................                      70,818
                                                                   --------
Total liabilities and equity ..................                    $243,993
                                                                   --------
                                                                   --------
Net sales .....................................                    $111,664
Gross profit ..................................                      27,118
Income from continuing operations .............                      10,431
Net income ....................................                    $ 10,431
                                                                   --------
                                                                   --------
Dividends paid to Clark-Schwebel Holdings, Inc.                    $  2,411
                                                                   --------
                                                                   --------

     All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of the lenders under the Credit Agreement. The amount of unrestricted net assets at July 4, 1998 was $61,295, which represents the book value of the foreign equity investments ($61,225) and distributions received in the form of cash from the foreign equity investments, net of restricted payments to increase equity ownership in foreign equity investments ($70).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

     BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its operating company and wholly-owned subsidiary, Clark-Schwebel, Inc. All material intercompany amounts and transactions have been eliminated.

     FISCAL YEAR - The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. Accordingly, the interim periods will also be reported on the Saturday closest to the calendar quarter end. The fiscal year ended January 2, 1999 is referred to herein as 1998. The fiscal year ended January 3, 1998 is referred to herein as 1997. The 1998 fiscal year consists of 52 weeks, while the 1997 fiscal year consisted of 53 weeks.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

     REVENUE RECOGNITION - Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

     ACCOUNTS RECEIVABLE - The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

     INVENTORIES - Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories.

     PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

          Land improvements ..............................  10 to 20 years
          Buildings and improvements .....................  20 to 40 years
          Machinery and equipment ........................   3 to 11 years

     EQUITY INVESTMENTS - The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

     FOREIGN CURRENCY - The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

     POSTRETIREMENT BENEFITS - Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS") No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

     INCOME TAXES - Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

     GOODWILL - Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the Acquisition of the Company from Springs Industries in April 1996. Goodwill recorded from the Acquisition was $45,128, and is being amortized on a straight-line basis over a period of 40 years.

3.   LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                            JANUARY 3,   JULY 4,
                                                                               1998       1998
                                                                            ---------   --------
          Senior Notes, payable in 2006, interest at 10.5% ...............   $110,000   $110,000
          Senior Debentures, payable in 2007, interest at 12.5% ..........     45,994     45,994
          Revolving Credit Agreement, due 2002, interest at variable rates          0          0
                                                                            ---------   --------
          Total ..........................................................    155,994    155,994
          Less current maturities ........................................          0          0
                                                                            ---------   --------
          Long-term debt .................................................   $155,994   $155,994
                                                                            ---------   --------
                                                                            ---------   --------

     The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable.

     The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. See
Note 6.

     The Company has a $65.0 million Revolving Credit Facility under the Credit Agreement. The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility, which was $65.0 million at July 4, 1998.

     The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At July 4, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other long-term debt is owed at the Clark-Schwebel, Inc., operating company level, and guaranteed by Clark-Schwebel Holdings, Inc.

     No principal payments are required on any long-term debt in the next five years.

4.  INVENTORIES

     Inventories consisted of the following:

                                                                    JANUARY 3,    JULY 4,
                                                                       1998        1998
                                                                    ---------    --------
          Finished goods .........................................   $ 12,301    $ 11,511
          Raw material and supplies ..............................      8,854      10,384
          In process .............................................     15,317      15,853
                                                                    ---------    --------
          Total at standard cost (which approximates average cost)     36,472      37,748
          Less LIFO reserve ......................................     (1,575)     (1,949)
                                                                    ---------    --------
          Inventories, net .......................................   $ 34,897    $ 35,799
                                                                    ---------    --------
                                                                    ---------    --------

5. CONVERSION OF CS-INTERGLAS AG ("INTERGLAS") NOTE RECEIVABLE AND OPTION TO PURCHASE A CONTROLLING INTEREST IN INTERGLAS

     On March 31, 1998, the Company notified CS-Interglas of its intent to convert its 20 million Deutsche mark convertible notes (the "Convertible Notes") into CS-Interglas common stock. Effective June 30, 1998, the conversion increased the Company's ownership of the outstanding common stock of Interglas from 24.9% to 41.9%. The conversion was approved by the German Merger Control Authorities. Interglas manufactures fiber glass, aramid and carbon fabrics in Europe, with plants in Germany, Belgium, England and France. CS-Interglas sales for the fiscal year ended June 30, 1997 were $154 million.

     On March 31, 1998, the Company also entered into an agreement (the "Interglas Purchase Agreement") with the Deschler-Group, the Company's joint venture partner in Interglas who, following the Company's Convertible Notes conversion described above, owns 41.9% of the outstanding common stock of Interglas. Under the Interglas Purchase Agreement, the Company purchased 1.7% of Interglas' common stock from the Deschler-Group for 4.75 million Deutsche marks (approximately $2.6 million) on June 30, 1998. This purchase increased the Company's ownership in Interglas from 41.9% to 43.6%. The Company's purchase of additional shares in CS-Interglas was approved by the German Merger Control Authorities. Additionally, pursuant to the Interglas Purchase Agreement, the Company obtained two options from the Deschler-Group to purchase additional shares of Interglas held by the Deschler-Group. The first option allows the Company to purchase an additional 6.4% of Interglas' common stock from the Deschler-Group on or before January 10, 1999, which, if exercised, will give the Company control of Interglas. The second option allows the Company to purchase the remaining shares of Interglas held by the Deschler-Group at any time through December 31, 1999.

6.   SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

     On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certain assets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488 million, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. (the "Company") to Hexcel for $453.6 million. Stamford will retain $50 million of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT SOLICITATIONS FOR NOTES AND DEBENTURES

As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

1. all $110,000,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1,000 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

2. all $45,994,000 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1,000 principal amount tendered is $1,067.50 plus accrued unpaid interest on the debentures, minus the consent payment described below.

Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

The Company offered to make consent payments of $25 per $1,000 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.


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